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McManus & Co., P.C., Certified Public Accountants
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188 Speedwell Avenue, Morris Plains, NJ 07950     Tel: 973-285-0012 o Fax: 973-285-0939
350 5th Avenue, Suite 4400, New York, NY 10118    E-mail: McManusCPA@aol.com
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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-4 of Eagle Wireless International, Inc. for the registration of 29,450,740 shares of its common stock and to the incorporation by reference therein of our report dated December 13, 1999 with respect to the financial statements of Eagle Wireless International, Inc. included in its Annual Report Form 10-KSB for the year ended August 31, 1999, filed with the Securities and Exchange Commission.


/s/ McMANUS & CO., P.C.
    McManus & Co., P.C.
    Certified Public Accountants
    Morris Plains, New Jersey

    November 9, 2000